Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and the related prospectuses of Simon Property Group, Inc. for the registration of common stock, preferred stock, warrants and depositary shares; and for Simon Property Group, L.P. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 21, 2025, with respect to the consolidated financial statements and schedule of Simon Property Group, Inc., and the effectiveness of internal control over financial reporting of Simon Property Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our reports dated February 21, 2025, with respect to the consolidated financial statements and schedule of Simon Property Group, L.P., and the effectiveness of internal control over financial reporting of Simon Property Group, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
January 6, 2026